News Release

Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
FIRST QUARTER OF FISCAL 2014
-- First Quarter Revenues Increase of 15% and Net Income Increase of 51% --

FOREST CITY, IOWA, December 19, 2013 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) recreation vehicle manufacturer, today reported financial results for the Company's first quarter of Fiscal 2014.

Revenues for the 13-week first quarter ended November 30, 2013 were $222.7 million, an increase of 15.0%, versus $193.6 million for the 14-week first quarter of Fiscal 2013. The Company reported operating income of $16.0 million for the quarter, an increase of 60.9% versus $9.9 million for the first quarter of Fiscal 2013. Net income for the first quarter of Fiscal 2014 was $11.1 million, an increase of 50.8%, versus $7.4 million for the first quarter of Fiscal 2013. Diluted earnings per share for the first quarter of Fiscal 2014 was $0.40, an increase of 53.8%, versus $0.26 for the first quarter of Fiscal 2013.

Earnings in the 13-week first quarter were positively impacted by increased motorhome volumes as a result of higher dealer and retail consumer demand, as compared to the 14-week first quarter of Fiscal 2013. Also in the quarter, shipping terms were revised to reflect delivery FOB Forest City to conform to standard industry practice which positively impacted shipments. The increased production and delivery volumes, along with firmer pricing and strong demand for new products, as well as lower operating expense, provided more leverage that resulted in higher operating margins, net income and earnings per share as compared to the same quarter last year.

“Our strong first quarter results are a reflection of our dedicated team running the business well,” said Winnebago Industries' Chairman, CEO and President Randy Potts. "Everyone's hard work and creativity contributes to the success of our business. We are keeping our fixed costs low, while continuing to grow our business with new and innovative products. New product entries in both motorized and towable categories displayed at the recent National RV Show in Louisville, KY were very well received, with the Winnebago Trend named as a "2014 Top RV Debut" by RV Business Magazine. We plan to continue to bring new and innovative products to market and believe we have tremendous growth opportunities ahead. In addition to our new products, the backlog reflects a large rental order to be delivered primarily in our third fiscal quarter, which is incremental to our normal rental business."

"We will continue to make investments in working capital," said Winnebago VP, CFO Sarah Nielsen. "Production increased 27% in the first quarter of Fiscal 2014 compared to same period last year and 11% sequentially from the fourth quarter last year based on improved demand. A key component to our investment in working capital is the need for additional inventory to support the higher production rates."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, December 19, 2013. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motorhomes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company and its subsidiary build quality motorhomes, travel trailers, fifth wheel products and transit buses under the Winnebago, Itasca, Winnebago Touring Coach, SunnyBrook and Metro brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Consolidated Statements of Operations
(In thousands, except percent and per share data)
(Unaudited)

	Quarter (1) Ended
	November 30, 2013		December 1, 2012
Net revenues	$222,670	100.0%	$193,554	100.0%
Cost of goods sold	196,708	88.3%	172,807	89.3%
Gross profit	25,962	11.7%	20,747	10.7%
Operating expenses:
Selling	4,333	1.9%	4,961	2.6%
General and administrative	5,623	2.5%	5,812	3.0%
Loss on sale of asset held for sale	—	—%	28	—%
Total operating expenses	9,956	4.5%	10,801	5.6%
Operating income	16,006	7.2%	9,946	5.1%
Non-operating income	91	—%	614	0.3%
Income before income taxes	16,097	7.2%	10,560	5.5%
Provision for taxes	4,951	2.2%	3,169	1.6%
Net income	$11,146	5.0%	$7,391	3.8%
Income per common share:
Basic	$0.40		$0.26
Diluted	$0.40		$0.26
Weighted average common shares outstanding:
Basic	27,851		28,301
Diluted	27,971		28,361

Percentages may not add due to rounding differences.

(1) The fiscal quarters ended November 30, 2013 and December 1, 2012 contained 13 weeks and 14 weeks, respectively.

Winnebago Industries, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	November 30, 2013	August 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$49,737	$64,277
Receivables, net	42,944	29,145
Inventories	122,478	112,541
Prepaid expenses and other assets	8,356	8,277
Income taxes receivable and prepaid	132	1,868
Deferred income taxes	8,155	7,742
Total current assets	231,802	223,850
Total property and equipment, net	21,057	20,266
Long-term investments	—	2,108
Investment in life insurance	25,299	25,051
Deferred income taxes	25,007	25,649
Goodwill	1,228	1,228
Other assets	10,520	10,993
Total assets	$314,913	$309,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,316	$28,142
Income taxes payable	2,623	—
Accrued expenses	37,070	42,212
Total current liabilities	67,009	70,354
Long-term liabilities:
Unrecognized tax benefits	3,830	3,988
Postretirement health care and deferred compensation benefits	63,485	64,074
Total long-term liabilities	67,315	68,062
Stockholders' equity	180,589	170,729
Total liabilities and stockholders' equity	$314,913	$309,145

Winnebago Industries, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter (1) Ended
	November 30, 2013	December 1, 2012
Operating activities:
Net income	$11,146	$7,391
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	984	1,147
LIFO expense	431	352
Stock-based compensation	952	687
Deferred income taxes including valuation allowance	366	(40)
Postretirement benefit income and deferred compensation expenses	(139)	221
Provision for doubtful accounts	—	3
Loss (gain) on disposal of property	8	(3)
Gain on life insurance	—	(509)
Increase in cash surrender value of life insurance policies	(286)	(383)
Change in assets and liabilities:
Inventories	(10,368)	(19,621)
Receivables, prepaid and other assets	(13,928)	(4,107)
Income taxes and unrecognized tax benefits	4,584	3,195
Accounts payable and accrued expenses	(4,675)	2,521
Postretirement and deferred compensation benefits	(970)	(1,177)
Net cash used in operating activities	(11,895)	(10,323)

Investing activities:
Proceeds from the sale of investments, at par	2,350	—
Proceeds from life insurance	—	974
Purchases of property and equipment	(1,693)	(1,273)
Proceeds from the sale of property	1	566
Payments of COLI borrowings	—	(1,371)
Other	153	129
Net cash provided by (used in) investing activities	811	(975)

Financing activities:
Payments for purchase of common stock	(5,561)	(7,177)
Proceeds from exercise of stock options	2,080	—
Other	25	(133)
Net cash used in financing activities	(3,456)	(7,310)

Net decrease in cash and cash equivalents	(14,540)	(18,608)
Cash and cash equivalents at beginning of period	64,277	62,683
Cash and cash equivalents at end of period	$49,737	$44,075

Supplemental cash flow disclosure:
Income taxes paid, net of refunds	$—	$13

(1) The fiscal quarters ended November 30, 2013 and December 1, 2012 contained 13 weeks and 14 weeks, respectively.

Winnebago Industries, Inc.

Deliveries
	Quarter (2) Ended				Change
(In units)	November 30, 2013	Product Mix % (1)	December 1, 2012	Product Mix % (1)	Units	%
Class A gas	710	35.4%	620	40.4%	90	14.5%
Class A diesel	397	19.8%	345	22.5%	52	15.1%
Total Class A	1,107	55.2%	965	62.9%	142	14.7%
Class B	102	5.1%	90	5.9%	12	13.3%
Class C	796	39.7%	479	31.2%	317	66.2%
Total motorhomes	2,005	100.0%	1,534	100.0%	471	30.7%

Travel trailer	407	84.1%	408	73.2%	(1)	(0.2)%
Fifth wheel	77	15.9%	149	26.8%	(72)	(48.3)%
Total towables	484	100.0%	557	100.0%	(73)	(13.1)%

(1) Percentages may not add due to rounding differences.
(2) The fiscal quarters ended November 30, 2013 and December 1, 2012 contained 13 weeks and 14 weeks, respectively.

Backlog
	As Of				Change
	November 30, 2013		December 1, 2012
	Units	% (1)	Units	% (1)	Units	%
Class A gas	1,382	39.1%	884	41.7%	498	56.3%
Class A diesel	521	14.7%	389	18.4%	132	33.9%
Total Class A	1,903	53.8%	1,273	60.1%	630	49.5%
Class B	317	9.0%	111	5.2%	206	185.6%
Class C	1,314	37.2%	734	34.7%	580	79.0%
Total motorhome backlog(2)	3,534	100.0%	2,118	100.0%	1,416	66.9%

Travel trailer	117	77.5%	557	81.1%	(440)	(79.0)%
Fifth wheel	34	22.5%	130	18.9%	(96)	(73.8)%
Total towable backlog (2)	151	100.0%	687	100.0%	(536)	(78.0)%

Total approximate backlog revenue dollars (in 000's):
Motorhome	$340,703		$226,457		$114,246	50.4%
Towable	3,401		14,049		(10,648)	(75.8)%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser and, therefore, backlog may not necessarily be an accurate measure of future sales.

Dealer Inventory
	Units As Of		Change
	November 30, 2013	December 1, 2012	Units	%
Motorhomes	3,135	2,045	1,090	53.3%
Towables	1,591	1,555	36	2.3%